Exhibit 99.1

For Immediate Release:	For more information contact:
November 16, 2010	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Reports Third Quarter and First Nine Months Results

West Lafayette, Indiana, November 16, 2010 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported sales of $13,808,000 and a net loss of $1,933,000 for the three months ended October 2, 2010 as compared to sales of $16,030,000 and a net loss of $979,000 for the prior year period.  For the first nine months of 2010, sales were $41,723,000 and the net loss was $4,256,000 as compared to sales of $47,281,000 and a net loss of $6,595,000 for the prior year period. The improved operating results for the nine months ended October 2, 2010 compared to the prior year period reflected our transition to a more variable cost global sourcing model, a favorable product mix, and lower selling, general and administrative expenses.

Commercial furniture shipments were higher in the three and nine months ended October 2, 2010 as compared to the prior year periods primarily due to an increase in shipments of seating products to government agencies, higher education institutions, and the health care industry.

Residential furniture shipments in 2010 were lower in the three and nine months ended October 2, 2010 as compared to the prior year periods primarily due to weakness in consumer demand for residential products, which we believe is consistent with industry trends and the continuing economic downturn, and restructuring activities in 2009 including the elimination of slow moving and unprofitable products.  It should be noted that for the three month period of 2010 residential shipments were also negatively impacted by the timing of the annual plant maintenance shutdown and physical inventory count that occurred during the third quarter this year versus the second quarter of 2009.

Operating results in the third quarter of 2010 were negatively impacted by the lower residential sales volume and unabsorbed fixed overhead costs. In addition, selling, general and administrative expenses in the third quarter of 2010 were higher than the prior year period primarily due to higher selling related expenses to secure placements at retail stores in an effort to stimulate demand for the Company’s products.

Cash flow provided by operating activities was $0.2 million for the first nine months of 2010 compared to $2.0 million provided in the same period in 2009.  The decrease in the 2010 period was primarily due to cash used to build working capital, excluding refundable income taxes, in 2010 compared to cash generated from working capital reductions in 2009, partially offset by the receipt of a federal income tax refund of $6.6 million in the first quarter of 2010 and a reduced cash net loss as compared to the prior year period.  The Company had cash of $3.7 million at October 2, 2010 and neither bank borrowings during the first nine months of 2010 nor outstanding loan balance at October 2, 2010.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “We believe the restructuring and cost containment actions implemented starting in 2008 have had a positive impact on the results for the first nine months of 2010 and helped reduce the effects of the economic downturn.”  He added, “The fourth quarter of 2010 appears to be a continuation of the challenging economic environment for consumers.  We continue to believe that when the furniture market improves, the Company is well positioned to return to profitability.”

Exhibit 99.1

Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane™, Peters-Revington™, Southern Living®, and CR Kids & Beyond™ as primary brand names.  It sells commercial furniture under the Chromcraft® brand name.  The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

This release contains forward-looking statements that are based on current expectations and assumptions.  These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,”  “may,”  “expects,”  “anticipates,” “appears,” or words of similar import.  Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; our ability to grow sales and reduce expenses to eliminate our operating losses; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Sales	$13,808	$16,030	$41,723	$47,281

Cost of sales	11,716	13,155	34,256	41,649

Gross margin	2,092	2,875	7,467	5,632

Selling, general and administrative expenses	3,951	3,776	11,499	11,994

Operating loss	(1,859)	(901)	(4,032)	(6,362)

Interest expense, net	(74)	(78)	(224)	(233)

Net loss	$(1,933)	$(979)	$(4,256)	$(6,595)

Basic and diluted loss per share of common stock	$(.41)	$(.21)	$(.91)	$(1.43)

Shares used in computing loss per share	4,703	4,633	4,685	4,613

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	October 2,	December 31,
	2010	2009

Assets

Cash and cash equivalents	$3,709	$3,636
Accounts receivable, less allowance of $340 in 2010 and $450 in 2009	7,839	7,661
Refundable income taxes	-	6,578
Inventories	14,262	13,294
Prepaid expenses and other	1,348	990
Current assets	27,158	32,159

Property, plant and equipment, net	7,766	8,293
Other assets	578	667

Total assets	$35,502	$41,119

Liabilities and Stockholders' Equity

Accounts payable	$2,767	$3,364
Accrued liabilities	2,916	3,905
Current liabilities	5,683	7,269

Deferred compensation	493	599
Other long-term liabilities	1,692	1,669
Total liabilities	7,868	9,537

Stockholders' equity	27,634	31,582

Total liabilities and stockholders' equity	$35,502	$41,119

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Nine Months Ended
	October 2,	October 3,
	2010	2009
Operating Activities
Net loss	$(4,256)	$(6,595)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	682	775
Non-cash share based and ESOP compensation expense	308	73
Provision for doubtful accounts	72	316
Non-cash inventory write-downs	278	698
Gain on disposal of assets	(5)	-
Non-cash asset impairment charges	-	3
Changes in operating assets and liabilities
Accounts receivable	(250)	2,931
Refundable income taxes	6,578	-
Inventories	(1,246)	6,811
Prepaid expenses and other	(358)	(265)
Accounts payable and accrued liabilities	(1,586)	(2,638)
Long-term liabilities and assets	6	(131)

Cash provided by operating activities	223	1,978

Investing Activities
Capital expenditures	(155)	(173)
Proceeds on disposal of assets	5	487

Cash provided by (used in) investing activities	(150)	314

Change in cash and cash equivalents	73	2,292

Cash and cash equivalents at beginning of the period	3,636	879

Cash and cash equivalents at end of the period	$3,709	$3,171